SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

PHOENIX FOOTWEAR GROUP, INC.

(formerly DANIEL GREEN COMPANY)

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	15-0327010

(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification No.)

5759 Fleet Street, Suite 220, Carlsbad, California	92008

(Address of Principal Executive Offices)	(Zip Code)

2001 LONG-TERM INCENTIVE PLAN

(Full Title of the Plan)

James R. Riedman, Chairman and Chief Executive Officer
Phoenix Footwear Group, Inc.
5759 Fleet Street, Suite 220, Carlsbad, California 92008
(760) 602-9688

(Name, Address and Telephone Number of Agent for Service)

Copies of Communications to:
Harry P. Messina, Jr., Esq., Woods Oviatt Gilman LLP
700 Crossroads Building, Rochester, New York 14614

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount of
To Be	To Be	Price	Offering	Registration
Registered	Registered (1)	Per Share (2)	Price (2)	Fee
Common Stock, par value $.01 per share	900,000	$11.325	$10,192,500	$1,291

(1)	This Registration Statement shall also cover any additional shares of Common Stock under the 2001 Long-Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the receipt of consideration which results in an increase of outstanding shares of Common Stock of Phoenix Footwear Group, Inc.

(2)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is based upon the average of the high and low sales price reported on the American Stock Exchange on June 8, 2004 (which is within 5 business days prior to the date of filing this Form S-8).

Registration of Additional Shares

     Phoenix Footwear Group, Inc., formerly Daniel Green Company, filed a Registration Statement on Form S-8 with respect to its 2001 Long-Term Incentive Plan (the “Plan”) on September 7, 2001. 300,000 shares of $2.50 par value common stock were registered.

     On May 10, 2002 Daniel Green Company reincorporated in Delaware as Phoenix Footwear Group, Inc. and changed its common stock to $.01 par value. The Plan’s name changed to Phoenix Footwear Group, Inc. 2001 Long-Term Incentive Plan and the 300,000 shares registered in the Form S-8 are now described as $.01 par value common stock.

     On May 22, 2003 the stockholders approved an amendment to the Plan increasing the shares of common stock reserved thereunder from 300,000 to 500,000.

     On June 12, 2003 Phoenix common stock was split 2-for-1 so that 500,000 shares reserved for issuance under the Plan are increased to 1,000,000 shares. Additionally, the 300,000 shares in the Form S-8 became 600,000 shares.

     On May 11, 2004 the stockholders approved an amendment to the Plan increasing the shares of common stock reserved thereunder from 1,000,000 to 1,500,000.

     This registration statement on Form S-8 relates to the additional 900,000 shares reserved for the Plan and incorporates by reference the contents of the original registration statement for the Plan on Form S-8 (SEC File No. 333-69066, filed September 7, 2001).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The Registrant hereby incorporates by reference into this Registration Statement the Form S-8 Registration Statement of the Plan filed on September 7, 2001 (SEC File No. 333-69066) and each of the following documents previously filed with the Securities and Exchange Commission (“SEC”):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 27, 2003, filed March 26, 2004 (SEC File No. 001-31309).

(b)	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 27, 2004, filed May 11, 2004 (SEC File No. 001-31309).

(c)	The Registrant’s Current Report on Form 8-K filed February 24, 2004 (SEC File No. 001-31309).

(d)	The Registrant’s Statement on Form 8-A filed on April 30, 2002, as amended by Forms 8-A/A filed on May 3, 2002, and September 24, 2003 (including any amendment or report filed with the SEC for the purpose of updating such description).

(e)	All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

(f)	Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4. Description of Securities

     The description of the Registrant’s common stock to be offered and resold pursuant to this Registration Statement has been incorporated by reference into this Registration Statement as described in the Registration Statement on Form 8-A filed on April 30, 2002, as amended by

Forms 8-A/A filed on May 3, 2002, and September 24, 2003 (including any amendment or report filed with the SEC for the purpose of updating such description).

Item 6. Indemnification of Directors and Officers

     We are governed by Section 145 of the Delaware General Corporation Law. This section provides for indemnification of directors, officers and other employees in certain circumstances. Additionally, Section 102(b)(7) of the Delaware General Corporation Law provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances.

     Article Sixth of our certificate of incorporation eliminates the personal liability for monetary damages of directors under certain circumstances. Article VI of our bylaws provides indemnification to our directors and officers for liability for certain losses in that capacity if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action or suit by or in the right of us to procure a judgment in our favor, however, (1) such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Delaware Court of Chancery or such other court shall deem proper. These provisions also provide for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding.

     Our bylaws authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against such person and incurred by such person or arising out of such person’s status as such, whether or not we would have the power to indemnify such person. Our directors and officers are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they may not be indemnified by us. In addition, each director and executive officer has entered into an Indemnification Agreement with us whereby we agree to provide, within the law, additional protection and benefit, to them with respect to such liabilities.

     From time to time, we may enter into indemnification agreements with officers and directors on terms that are consistent with the provisions described above. We believe that such agreements are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liability arising under the Securities Act may be permitted to our directors and officers or controlling persons under these provisions, we have been informed by the SEC that in its opinion such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable.

Item 8. Exhibits

Exhibit
Number	Document Description
*5	Opinion and Consent of Woods Oviatt Gilman LLP

*23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.4	Consent of Woods Oviatt Gilman LLP is contained in Exhibit 5

*24	Powers of Attorney Included as the Signature Page of this Registration Statement on Form S-8 (and filed as part of the Signature Page)

* Filed herewith

Item 9. Undertakings

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided however, that paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the Registrant to Section 13 or 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expensed incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on June 10, 2004.

PHOENIX FOOTWEAR GROUP, INC.
By:	/s/ James R. Riedman
Name:	James R. Riedman
Title:	Chairman and CEO

By:	/s/ Kenneth E. Wolf
Name:	Kenneth E. Wolf
Title:	Chief Financial Officer and Treasurer Principal Financial and Accounting Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

DIRECTORS

/s/ James R. Riedman	*	/s/ Steven M. DePerrior	*

James R. Riedman		Steven M. DePerrior

/s/ Gregory M. Harden	*	/s/ Wilhelm Pfander	*

Gregory M. Harden		Wilhelm Pfander

/s/ Greg A. Tunney	*	/s/ John C. Kratzer	*

Greg A. Tunney		John C. Kratzer

/s/ Frederick R. Port	*	/s/ John M. Robbins	*

Frederick R. Port		John M. Robbins

/s/ Richard E. White	*

Richard E. White

*By James R. Riedman
    Power of Attorney
    June 10, 2004